Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL CORPORATION ANNOUNCES

PRICING OF USD-DENOMINATED SENIOR NOTES OFFERING

Wallingford, Connecticut, June 9, 2025. Amphenol Corporation (NYSE: APH) (the “Company”) announced today the pricing of its offering of $750 million aggregate principal amount of senior notes due 2028 (the “USD Notes”). The USD Notes will have an interest rate of 4.375% per annum. The closing of the offering of USD Notes (the “USD Notes Offering”) is expected to occur on June 12, 2025, subject to the satisfaction of customary closing conditions.

Substantially concurrently with or shortly after the USD Notes Offering, the Company expects to offer, by means of a separate prospectus supplement, euro-denominated notes (the “Euro Notes”). Neither the completion of the USD Notes Offering nor the offering of the Euro Notes (the “Euro Notes Offering”) is contingent on the completion of the other. Therefore, it is possible that the USD Notes Offering is completed and the Euro Notes Offering is not completed.

The Company intends to use the net proceeds from the USD Notes Offering and the Euro Notes Offering to repay borrowings under the Company’s U.S. commercial paper program and for general corporate purposes.

Citigroup Global Markets Inc., Mizuho Securities USA LLC and TD Securities (USA) LLC are serving as the joint book-running managers for the USD Notes Offering.

The USD Notes are being offered pursuant to the Company’s effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of this offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Mizuho Securities USA LLC toll-free at 1-866-27-7403 and TD Securities (USA) LLC toll-free at 1-855-495-9846.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the USD Notes, nor will there be any sale of the USD Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, solicitation or sale of the USD Notes will be made only by means of the prospectus supplement and the accompanying prospectus.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Commercial Aerospace, Communications Networks, Defense, Industrial, Information Technology and Data Communications and Mobile Devices. For more information, visit www.amphenol.com.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Details regarding various significant risks and uncertainties that may affect our operating and financial performance can be found in the Company’s latest Annual Report on Form 10-K and the Company’s subsequent filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com